Exhibit 10.29

SEQUENOM INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into between Sequenom, Inc. a Delaware corporation (the “Company”) and Harry Stylli, Ph.D. (“Employee”), on December 15, 2008. This Agreement shall replace and supersede that certain Employment Agreement between Employee and the Company entered into effective as of May 31, 2005 (the “Prior Agreement”). In consideration of, and as a condition of Employee’s employment by the Company, and of the compensation to be paid to Employee by the Company, and in recognition of the fact that Employee will have access to the Company’s confidential, proprietary, and trade secret information, the Company and Employee agrees to the terms and conditions set forth in this Agreement as follows:

1. Employment. Director.

1.1 Employment. Employee will continue to be employed by the Company as its President and Chief Executive Officer. Employee previously commenced employment with the Company in June 2005, (such hire date is referred to herein as the “Hire Date”). Employee agrees that Employee’s employment with the Company is on an at-will basis, is for no specified term and may be terminated by the Company at any time, with or without Cause (as defined in Section 10(c) herein), in accordance with and subject to the terms of Section 10 of this Agreement. Similarly, Employee may terminate employment with the Company at any time for any reason upon written notice as provided in Section 10 of this Agreement. Employee understands and agrees that the at-will nature of Employee’s employment relationship with the Company cannot be changed or modified except by a written agreement signed by the Chairman of the Board of Directors of the Company (the “Board”).

1.2 Director. Effective as of the Hire Date, employee was elected to the Board. Employee agrees to resign as a director of the Company, if requested to do so by the Board, upon the termination of his employment with the Company.

2. Duties of Employee. Employee shall report to the Board. Employee shall have overall responsibility for the management, direction, and operations of the Company. Employee shall perform such other duties and have such other responsibilities as may be assigned to Employee from time to time by the Board.

3. Loyalty. As long as Employee is employed by the Company, Employee shall devote full time and efforts to the Company and shall not, without the Company’s prior express written consent, engage directly or indirectly in any employment, consulting or business activity other than for the Company. Notwithstanding the foregoing, the Company agrees that Employee may continue to provide services as a member of the board of directors of Xencor and Molecular Insight Pharmaceuticals, as an advisor to Nanosyn and as a passive owner in a start-up internet business that is tentatively named BIZbt. In addition, Employee may serve as director or trustee of one or more other corporations or foundations (either for-profit or not-for-profit) if such service has been approved by the Board. Employee will refer to the Company all corporate opportunities Employee learns of as a result of service of an employee of the Company.

4. Compensation and Benefits.

4.1 Salary. Employee’s annual base salary shall be $441,000, less standard deductions and withholdings, payable in accordance with the Company’s standard payroll policy. Such base salary may be increased, subject to approval by the Compensation Committee of the Board.

4.2 Bonus. Employee shall be eligible for an annual performance bonus of up to 50% of Employee’s applicable annual base salary (the “Target Bonus”), less standard deductions and withholdings. The amount of the bonus, if any, will be determined by the Company’s and Employee’s performance against specific measurable corporate and personal goals established annually by the Compensation Committee of the Board. The Target Bonus shall be paid during the calendar year that follows the calendar year for which it was earned.

4.3 Inducement Stock Options. Effective as of the Hire Date and as an inducement to join the Company, the Company granted to Employee stock options to purchase an aggregate of 1,000,000 shares of the common stock of the Company, $0.001 par value per share (the “Common Stock”). The exercise price for such stock options was equal to the fair market value of the Common Stock on the Hire Date, as determined by the Board. Such stock options have a 10 year term and become exercisable or “vest” as described in the individual stock option agreement (twenty-five percent after one year of employment from the Hire Date, and the balance in 36 equal monthly installments thereafter so long as Employee remains employed by the Company), subject to acceleration as set forth below. In addition, Employee will be permitted to exercise such stock options for up to one year following termination of his employment by the Company (but in any event no later than the end of the maximum permitted term of the option). Such stock options shall not vest during the Consulting Period (as defined in Section 12.1 herein) or any other time that Employee is not employed by the Company. The other terms and conditions of such stock options are as set forth in the individual stock option agreements, which shall be the Company’s standard form of option agreement and consistent with its 1999 Stock Incentive Plan (the “Option Plan”); provided, however, that such stock options may not be granted pursuant to the Option Plan.

4.4 Contingent Stock Options. Upon the closing of the sale by the Company of any equity financing (which may include one or more related closings for the sale of newly issued shares of Common Stock or preferred stock or other securities convertible into or exercisable for Common Stock) for aggregate gross proceeds of at least $10 million prior to July 1, 2006, the Company shall grant to Employee pursuant to the Option Plan additional stock options to purchase that number of shares of Common Stock necessary for Employee to retain an equivalent ownership position, on a fully diluted basis (assuming the exercise and conversion of all outstanding securities convertible into or exercisable for Common Stock), as that held by Employee immediately prior to such closing. Such additional stock options, if granted, shall have an exercise price equal to the fair market value of the Common Stock on the date of such closing, as determined by the Board. Such additional stock options, if granted, shall have a 10 year term and vest as described in the individual grant option agreement (twenty-five percent after one year of employment from the date of grant, and the balance in 36 equal monthly installments thereafter so long as Employee remains employed by the Company), subject to acceleration as set forth below. In addition, Employee will be permitted to exercise such stock options for up to one year following termination of his employment by the Company (but in any event no later than the end of the maximum permitted term of the option). Such additional stock options shall not vest during the Consulting Period or any other time that Employee is not employed by the Company. The other terms and conditions of such stock options shall be governed by the Option Plan and the individual stock option agreements.

4.5 Change in Control Plan. Employee shall be an eligible “Participant” in the Company’s Change in Control Severance Benefit Plan (the “Change in Control Plan”.

4.6 Other Benefits. Employee shall receive the following employee benefits:

(a) participation for Employee and his family in the Company’s group health insurance programs;

(b) term life insurance coverage of $1,000,000;

(c) disability insurance providing long-term coverage of $20,000 per month; and

(d) 8 Company-wide holidays, 8 individual floating holidays and 17 paid vacation days (excluding individual floating holidays) per calendar year.

In the case of clauses (a), (b) and (c) above, with insurance companies and on such other terms, including but not limited to eligibility, exclusions and coverage limitations, as are reasonably acceptable to Employee; provided, however, that the aggregate additional cost to the Company of the insurance coverage described in clauses (b) and (c) in excess of that provided to employees of the Company generally shall not exceed $15,000 per year and if such cost would exceed $15,000, Employee shall be entitled to adjust the coverage so that such aggregate additional cost shall not exceed $15,000. In addition, Employee shall be entitled to participate in such employee benefit plans and to receive such other fringe benefits as are customarily afforded the Company’s employees. Employee understands that, except when prohibited by applicable law, the Company’s employee benefit plans and fringe benefits, including the Option Plan, may be amended, enlarged, diminished or terminated by the Company from time to time, in its sole discretion.

4.7 Expense Reimbursement. Upon submission of itemized expense statements in the manner specified by the Company, the Company will pay Employee’s reasonable travel and other reasonable business expenses incurred by Employee in the furtherance of and in connection with Employee’s employment hereunder, provided that Employee submits receipts or other documentation for such expenses no later than ninety (90) days after incurring such expenses. The Company shall reimburse all such eligible expenses promptly, but in no event later than ninety (90) after receiving such documentation.

5. Employee’s Performance.

5.1 Rules, Procedures and Standards. Employee shall use best efforts to perform assigned duties diligently, loyally, conscientiously, and with reasonable skill, and shall comply with all rules, procedures and standards promulgated from time to time by the Company. Among such rules, procedures and standards are those governing ethical and other professional standards for dealing with customers, government agencies, vendors, competitors, consultants, fellow employees, and the public-at-large; security provisions designed to protect the Company’s property and the personal security of the Company’s employees; rules respecting attendance, punctuality, and hours of work; and, rules and procedures designed to protect the confidentiality of the Company’s proprietary and trade secret information. The Company agrees to make reasonable efforts to inform Employee of such rules, standards and procedures as are in effect from time to time.

5.2 Employee Handbook. The employment relationship between the Company and Employee shall be governed by the policies and practices established by the Company and the Board. Employee will acknowledge in writing that he has read the

Company’s Employee Handbook, which will govern the terms and conditions of his employment with the Company, along with this Agreement. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

5.3 Additional Representations. Employee hereby represents and warrants that (i) Employee has the full right to enter into this Agreement and perform the services required of hereunder, without any restriction whatsoever, and (ii) in the course of performing services hereunder, Employee will not violate the terms or conditions of any agreement between Employee and any third party. It is the understanding of both the Company and Employee that Employee shall not divulge to the Company or any of its subsidiaries any confidential information or trade secrets belonging to others, including Employee’s former employers, nor shall the Company or any of its affiliates seek to elicit from Employee any such information. Consistent with the foregoing, Employee shall not provide to the Company or any of its affiliates, and the Company and its affiliates shall not request, any documents or copies of documents containing such information.

6. The Company’s Management Rights. The Company retains its full management prerogatives and discretion to manage and direct its business affairs, including the adoption, amendment or modification of research, development, production or marketing decisions as it sees fit, notwithstanding any individual interest in, or expectation, Employee may have regarding a particular business program or product.

7. Nondisclosure of Confidential, Proprietary or Trade Secret Information. As a condition of continued employment, Employee agrees to continue to abide by the Proprietary Information and Inventions Agreement previously entered into in conjunction with the Prior Agreement (the “Inventions Agreement”). The termination of employment shall not release Employee from Employee’s obligations under the Inventions Agreement or as established by applicable laws or the Company’s policies.

8. No Solicitation of Customers or Employees. Employee acknowledges that the Company has invested substantial time, effort and expense in compiling its confidential, proprietary and trade secret information and in assembling its present staff of personnel. In order to protect the business value of the Company’s confidential, proprietary and trade secret information, during Employee’s employment with the Company and for one year immediately following the termination of that employment with the Company:

(a) Employee agrees that information regarding all customers and all prospective customers of the Company, of which Employee learns during Employee’s employment with the Company, may constitute “Proprietary Information” of the Company as defined in the Inventions Agreement.

(b) Employee agrees not to, directly or indirectly, induce or solicit any of the Company’s employees to leave their employment with the Company.

9. Return of Property. Upon the termination of Employee’s employment with the Company or at any other time upon request of the Company, Employee shall promptly return any and all customer or prospective customer lists, other customer or prospective customer information or related materials, formulas, computer data and programs, specifications, drawings, blueprints, data storage devices, reproductions, sketches, notes, memoranda, reports, records, proposals, business plans, or copies of them, other documents, materials, tools, equipment, and all other property belonging to the Company or its customers which Employee then possesses. Employee further agrees, that upon termination of his employment, Employee shall not take any documents or data of any description containing or pertaining to the Company’s Proprietary Information or Inventions, as those terms are defined in the Inventions Agreement. Upon leaving the Company’s employment, Employee agrees to sign a Termination Certificate confirming that Employee has complied with the requirements of this Section 9 and that Employee is aware that certain restrictions imposed by this Agreement continue after termination of Employee’s employment. Employee further understands that Employee’s continuing obligations under the Inventions Agreement will continue even if Employee does not sign a Termination Certificate.

10. Termination. Employee’s employment hereunder shall terminate upon the occurrence of any of the following events:

(a) The death or legal incapacity of Employee.

(b) Written notice from the Company to Employee of Employee’s employment termination as a result of Employee’s permanent disability. For purposes of this Agreement, Employee’s “permanent disability” shall be deemed to have occurred if Employee shall become physically or mentally incapacitated or disabled and unable fully to discharge his duties hereunder by reason of any medically determinable physical or mental impairment for a period of 180 consecutive calendar days; provided that in no event shall Employee’s permanent disability be deemed to have occurred if Employee is not then eligible to receive the long-term disability insurance benefits described in Section 4.6 of this Agreement. The existence of Employee’s permanent disability shall be determined on the advice of a physician mutually acceptable to the Company and Employee (or Employee’s legal representative).

(c) Written notice from the Company to Employee of Employee’s employment termination by the Company for Cause (as hereafter defined). The Company shall have “Cause” for termination of Employee’s employment if any of the following occur:

i.	Employee is convicted of, or pleads guilty or nolo contendere to, any felony, or any lesser crime or offense having as its predicate element fraud or dishonesty;

ii.	Employee misappropriates or steals any of the property of the Company;

iii.	Employee knowingly and willfully perpetrates any act or omission that submits the Company to criminal liability or knowingly and willfully causes the Company to commit a material violation of local, state or federal laws, rules or regulations;

iv.	Employee breaches any provision of this Agreement or the Inventions Agreement and such breach has a material adverse effect on the Company and its subsidiaries, taken as a whole, which breach remains uncured 30 days following Employee’s receipt of written notice from the Board specifying the nature of such breach;

v.	Employee breaches any provision of any other agreement between Employee and the Company, or any material policy of the Company applicable to Employee (including, but not limited to, the Insider Trading Policy), and such breach has a material adverse effect on the Company and its subsidiaries, taken as a whole, which breach remains uncured 30 days following Employee’s receipt of written notice from the Board specifying the nature of such breach; or

vi.	Employee breaches any fiduciary duty owed by Employee to the Company or its stockholders, and such breach has a material adverse effect on the Company and its subsidiaries, taken as a whole, or its stockholders, which breach remains uncured 30 days following Employee’s receipt of written notice from the Board specifying the nature of such breach.

(d) Written notice from the Company to Employee that Employee’s employment is being terminated without Cause;

(e) Employee’s written notice of resignation to the Company for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of one or more of the following events without Employee’s prior written consent:

i.	A material reduction in Employee’s authority, duties or responsibilities, including a change in title or reporting relationships in connection with a Change in Control (as defined in Section 11.2);

ii.	A reduction by the Company in Employee’s annual base salary, unless there is a corresponding reduction in the base salary of all executive officers of the Company;

iii.	A material adverse change by the Company to the Target Bonus or to the criteria, milestones or objectives related to the Target Bonus that is reasonably likely to result in the Employee earning less than the Target Bonus during the subsequent applicable period;

iv.	Any requirement, as a condition to continued service, that Employee enter into any agreement with the Company regarding confidentiality, non-competition, non-solicitation or other similar restrictive covenant that is materially more restrictive than Employee’s written obligations with the Company under which Employee is then bound;

v.	Any Board action or assignment related to Employee that (i) is contrary to applicable law, regulatory guidelines or accounting standards or which constitutes an unethical business practice and (ii) is not cured by the Board within 30 days of receipt of written notice by Employee objecting to such action or assignment; or

vi.	A relocation of Employee’s principal place of work to a location that would increase the Employee’s one-way commute from his or her personal residence to the new principal place of work by more than 15 miles.

(f) Employee’s written notice to the Company of resignation without Good Reason. Employee agrees to provide the Company with four weeks notice of Employees’ intent to resign and Employee’s resignation shall not become effective until the end of that four week notice period unless Employee and the Company mutually agree otherwise.

11. Payment After Termination.

11.1 Effect of Termination. Following termination of Employee’s employment, all payments and benefits provided to Employee under this Agreement shall cease as of the date of such termination.

11.2 Severance Without Change in Control. In the event Employee’s employment is terminated by the Company pursuant to Section 10(d) or by Employee pursuant to Section 10(e) and Employee is not entitled to severance benefits under the Change in Control Plan, then subject to Employee’s execution and delivery to the Company of a Release and Waiver of claims in the form attached hereto as Exhibit A within the applicable time period set forth therein, but in no event later than forty-five days following the date of termination, and permitting such Release to become effective in accordance with its terms, the Company shall: (i) pay Employee severance pay in the form of continuation of Employee’s then current base salary, less standard deductions and withholdings, for a period of twelve months from the effective date of Employee’s termination of employment with the Company, with such payments to be made at the same time as Employee’s base salary otherwise would have been payable; (ii) pay Employee an amount equal to 50% of the then current Target Bonus, less standard deductions and withholdings, in equal monthly installments during the period during which Employee is entitled to continuation of base salary under clause (i) of this Section 11.1; (iii) if Employee elects continued coverage under COBRA, pay Employee’s health insurance premiums for Employee and Employee’s family for a period of twelve months from the effective date of Employee’s termination of employment with the Company, to the same extent the Company paid those premiums at the time of termination; and (iv) accelerate the vesting of all of Employee’s stock options and other equity awards issued by the Company by a period of twelve months after the effective date of Employee’s termination of employment with the Company. Notwithstanding the foregoing, if Employee begins employment with another employer, the Company’s obligation to pay health insurance premiums pursuant to clause (iii) above shall terminate provided that Employee obtains health insurance coverage from such other employer comparable to the coverage provided by the Company at the time Employee’s employment at the Company terminated.

The timing of payment of the continued base salary pursuant to clause (i) above and the Target Bonus amounts pursuant to clause (ii) above are subject to any delay in payment required by the provisions of Section 11.4, if applicable. Except to the extent that payments may be delayed until the “Specified Employee Initial Payment Date” pursuant to Section 11.4, on the first regular payroll pay day following the effective date of the Release, the Company will pay Executive the severance benefits Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefits being paid as originally scheduled. All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.

11.3 No Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 11 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 11 be reduced by any compensation earned by Employee as the result of employment by another employer or self-employment or by retirement benefits.

11.4 Deferred Compensation and Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional 20% tax under Section 409A.

If Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

11.5 Parachute Payments. If any payment or benefit Employee would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock options; reduction of employee benefits. In the event that acceleration of vesting of the stock options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s stock options (i.e., earliest granted stock option cancelled last).

12. Consulting After Termination.

12.1 Consulting Services. In exchange for the promises and covenants set forth herein, Employee and the Company agree that during the first twelve months that Employee receives severance pay from the Company hereunder (the “Consulting Period”), Employee shall serve as an independent contractor consultant, subject to the terms herein. During the Consulting Period, Employee shall be available for up to ten hours per month to consult with the Company in the areas of Employee’s expertise, as requested by the Company’s Chief Executive Officer. Employee’s consulting services shall be performed via telephone, computer communications, or facsimile unless Employee is specifically requested, with reasonable advance notice, to come to the Company’s premises; and Employee will not have an office on the Company’s premises during the Consulting Period. Any unvested stock option or other equity award then held by Employee shall cease to vest during the Consulting Period.

12.2 No Agency or Employment Relationship. During the Consulting Period, Employee will not be considered an agent or an employee of the Company; Employee will not have authority to make any representation, contract or commitment on behalf of the Company, and Employee agrees not to do so; and, except as provided in Section 11, Employee will not be entitled to any of the benefits which the Company may make available to its employees, such as group insurance, profit sharing, or retirement benefits.

12.3 Other Work Activities. During the Consulting Period, Employee may engage in employment, consulting or other work relationships in addition to Employee’s work for the Company. The Company agrees to make reasonable arrangements to enable Employee to perform Employee’s consulting services for the Company at such times and in such a manner so that it does not interfere with other work activities in which Employee may engage.

12.4 Consulting Information. Employee agrees to not to use or disclose any confidential or proprietary information of the Company which Employee obtains or develops in the course of performing Employee’s consulting services for the Company, without prior written authorization from a duly authorized representative of the Company.

13. Arbitration. The Company and Employee agree that any controversy or claim arising out of or relating to this Agreement or the Company’s employment of Employee (including, but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, the California Constitution or any other federal, state or local statutes or common law) or any dispute arising out of the interpretation or application of this Agreement that the Company and Employee are unable to resolve shall be finally resolved and settled exclusively by arbitration in San Diego, California by a single arbitrator who is mutually selected by the Company and Employee. If the Company and Employee cannot agree upon an arbitrator, then each party shall choose its own independent representative and those independent representatives shall in turn choose the single arbitrator within 30 days of the date of the selection of the first independent representative.

14. Miscellaneous.

14.1 Entire Agreement. This Agreement together with the Inventions Agreement represent the Company’s and Employee’s entire understanding with respect to the subject matter contained herein and therein and supersedes the Prior Agreement and all other previous understandings, written or oral between the Company and Employee concerning the subject matters of this Agreement and the Inventions Agreement. This Agreement may be amended or modified only with the signed written consent of both the Company and Employee. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

14.2 Survival. The Inventions Agreement and Sections 7, 8, 9, 11, 12, 13 and 14 of this Agreement shall remain in effect after the termination of Employee’s employment by the Company, regardless of the reason the employment relationship ends.

14.3 Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Employee’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Employee. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

14.4 Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

14.5 Injunctive Relief. Employee recognizes that money damages alone would not adequately compensate the Company in event of any breach by Employee of Section 3, 7 or 8 or any provision of the Inventions Agreement. Therefore, Employee agrees that, in addition to all other remedies available to the Company at law, in equity, or otherwise, the Company shall be entitled to seek injunctive relief to restrain any breach of said Sections and to enforce the provisions hereof, without showing or proving any actual damage to the Company or posting any bond.

14.6 Non-Waiver. No failure by either party to insist upon strict compliance with any of the terms, covenants, or conditions hereof, and no delay or omission by either party in exercising any right under this Agreement, will operate as a waiver of such terms, covenants, conditions or rights. A waiver or consent given by a party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

14.7 Governing Law. Venue. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California. The parties agree that the venue for any dispute under this Agreement will be San Diego California, whether in a court of law or before an arbitrator, as provided herein. The Company and Employee severally recognize and consent to the jurisdiction over each of them by the courts of the state of California.

14.8 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Employee shall be sent to the last known address in the Company’s records or such other address as Employee may specify in writing. Notices to the Company shall be sent to the Company’s Chief Financial Officer or to such other representative of the Company as the Company may specify in writing.

14.9 Advertising Waiver. Employee agrees to permit the Company and its affiliates, and persons or other organizations authorized by the Company or any of its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products or services of the Company or any of its affiliates, or the machinery and equipment used in the provision thereof, in which Employee’s name or pictures of Employee taken in the course of Employee’s provision of services to the Company or any of its affiliates, appear. Employee hereby waives and releases any claim or right Employee may otherwise have arising out of such use, publication or distribution.

BY PLACING MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE READ ALL THE PROVISIONS OF THIS AGREEMENT AND THAT I AGREE TO ALL OF ITS TERMS.

EMPLOYEE:

Date: December 15, 2008	/s/ Harry Stylli
Harry Stylli

Accepted:

Date: December 1, 2008	SEQUENOM, INC.

	By:	/s/ Harry F. Hixson
Harry F. Hixson Chairman of the Board of Directors

SEQUENOM INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

I understand and agree completely to the terms set forth in the Amended and Restated Employment Agreement, dated                     , 2008 to which this form is attached (the “Agreement”). I understand that this release and waiver (the “Release”), together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the Agreement. I am not relying on any promise or representation by the Company that is not expressly stated herein.

In consideration of and except for the benefits I will receive under the Agreement, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Release for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

I represent that I have not filed any claims against the Company, and agree that, except as such waiver may be prohibited by statute, I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein. I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my aid or approval, contrary to the provisions of this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

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This release is not intended to release any continuing obligations of the Company to me, if any, under any written employment agreement that I may have with the Company.

Date:	By:
Harry Stylli